UNIVERSAL AMERICAN FINANCIAL CORP.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 17, 1999





To the Stockholders of
UNIVERSAL AMERICAN FINANCIAL CORP.


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UNIVERSAL AMERICAN FINANCIAL CORP. will be held at The Penn Club, 30 West 44th Street, New York, New York 10036, at 9:30 A.M. on November 17, 1999, or at any adjournment thereof (the "Annual Meeting"), for the following purposes:

         1. To elect nine directors to hold office until the next annual election of directors or until their successors are elected and qualified.

         2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on October 6, 1999 will be entitled to vote at the Annual Meeting.

IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU AS SPECIFIED.


                                        By order of the board of directors




                                       JOAN M. FERRARONE
                                       Secretary


Dated:   October 26, 1999
         Rye Brook, New York


                       UNIVERSAL AMERICAN FINANCIAL CORP.

                             6 International Drive
                         Rye Brook, New York 10573-1068
                               ------------------

                                 PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 17, 1999
                                ------------------

         The Annual Meeting of Stockholders of UNIVERSAL AMERICAN FINANCIAL CORP. (the "Company") will be held at The Penn Club, 30 West 44th Street, New York, New York 10036, at 9:30 A.M. on November 17, 1999 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This statement is furnished in connection with the solicitation by the Company of proxies to be used at the Annual Meeting or at any and all adjournments of such meeting.

         If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company at its principal executive office, 6 International Drive, Rye Brook, New York 10573 or in person at the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying proxy first will be sent or given to stockholders is October 26, 1999.

Voting Rights

         On October 6, 1999 (the "Record Date"), the Company had outstanding one class of voting securities, namely 43,101,304 shares of common stock, $.01 par value. Holders of the common stock are entitled to one vote for each share registered in their names at the close of business on the Record Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of October 6, 1999 as to the number of shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company's common stock ("5% Holder"), (ii) each person who is a director of the Company or a nominee for election as such director, and (iii) all persons as a group who are directors or a nominee for election as such director and officers of the Company, and as to the percentage of outstanding shares held by them on that date. Unless otherwise indicated, each such beneficial owner holds the sole voting and investment power with respect to shares of common stock outstanding. The Company's common stock is the only class of voting securities outstanding.


                                                                          Beneficial               Percent
Name and Address of Beneficial Owner                Status               Ownership (a)            of Class
----------------------------------------------   -------------        ------------------         -----------
Capital Z Financial Services Fund II, L.P.         5% Holder               26,144,060  (b)           60.7%
("Capital Z")
54 Thompson Street
New York, New York 10012

UAFC, L.P.                                         5% Holder                2,399,415                 5.6%
30 North LaSalle Street
Chicago, Illinois 60602

Richard A. Barasch                                 Director                 2,704,236  (c)            6.1%
6 International Drive
Rye Brook, NY 10573

Bradley E. Cooper                                  Director                         -  (d)              *
54 Thompson Street
New York, New York 10012

Susan S. Fleming                                   Director                         -  (d)              *
54 Thompson Street
New York, New York 10012

Mark M. Harmeling                                  Director                    19,500  (e)              *
108 Chestnut Street
North Reading, MA 01864

Bertram Harnett                                    Director                   149,451  (f)              *
105 East Palmetto Park Road
Boca Raton, FL 33432

Patrick McLaughlin                                 Director                    43,500  (g)              *
100 Chetwynd Drive
Rosemont, PA 19010

Robert A. Spass                                    Director                         -  (d)              *
54 Thompson Street
New York, New York 10012

Richard Veed                                       Director                     7,500  (h)              *
30 North LaSalle Street
Chicago, IL 60602

Robert F. Wright                                   Director                   429,122  (i)            1.0%
57 West 57th  Street
New York, New York 10019

Directors and Officers as a Group (13 persons)                              6,905,381                14.9%

*        Percent of class is less than 1%


(a) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any security within 60 days. The percentages are therefore based on the 43,101,304 shares of common stock outstanding as of October 6, 1999 plus common stock issuable with respect to options and warrants presently exercisable.
(b) Robert A. Spass and Bradley E. Cooper, who are directors of Universal American, are partners of Capital Z Partners Ltd., the ultimate general partner of Capital Z. In addition, Mr. Spass and Mr. Cooper each own 9.9% of the voting capital stock of Capital Z Partners, Ltd. No person or entity owns 10% or more of the voting capital stock of Capital Z Partners. Ltd. Mr. Spass and Mr. Cooper each disclaims beneficial ownership of all shares of Universal American's common stock that are beneficially owned by Capital Z.
(c) Includes 813,214 shares of common stock that would be received upon the exercise of 485,214 warrants and 328,000 stock options held by Richard Barasch. Also includes the following shares and warrants of which Mr. Barasch disclaims beneficial ownership: 333,669 shares of common stock that would be received upon the exercise of 333,669 warrants and 641,811 shares of common stock which are held directly by, or in trust for, members of his immediate family; and 339,901 shares of common stock that would be received upon the exercise of 339,901 warrants and 50,000 shares of common stock which are held in an irrevocable trust for the benefit of the Harnett family (the "Barasch Universal Trust") of which Richard Barasch is trustee.
(d) Robert A. Spass and Bradley E. Cooper are partners of Capital Z. Mr. Spass and Mr. Cooper disclaim beneficial ownership of all shares of common stock beneficially owned by Capital Z. Ms. Fleming is a principal of Capital Z and disclaims beneficial ownership of all shares of common stock beneficially owned by Capital Z.
(e) Includes 11,500 shares of common stock that would be received upon the exercise of 11,500 stock options.
(f) Includes 35,595 shares of common stock that would be received up on the exercise of 12,095 warrants and 23,500 stock options held by Bertram Harnett. Does not include shares and warrants held by the Barasch Universal Trust, of which Mr. Harnett disclaims beneficial ownership.
(g) Includes 9,500 shares of common stock that would be received upon the exercise of 9,500 stock options.
(h) Includes 7,500 shares of common stock that would be received upon the exercise of 7,500 stock options. Does not include any indirect ownership through UAFC, L.P. by Mr. Veed who is a partner of AAM Capital Partners, L.P., ("AAM")in a partnership that owns an interest in UAFC, L.P.
(i) Includes 121,551 shares of common stock that would be received upon the exercise of 99,051 warrants and 22,500 stock options held by Robert Wright.

                              ELECTION OF DIRECTORS

      The restated Certificate of Incorporation and the By-Laws of the Company provide for a board of directors of not less than three members, with the number of members to be as set by the board of directors. Each director is elected for a term of one year, ending at the next annual meeting of the Shareholders, and until his or her successor is elected and qualifies, subject to earlier removal. The number of directors has been fixed by the board at nine. All of the present directors are nominees for election by the holders of the Company's common stock.

Shareholders' Agreement

         Universal American, AAM, Richard Barasch and several other shareholders of Universal American entered into a shareholders' agreement on July 30, 1999. The shareholders' agreement requires that all proposed sales/transfers by the other shareholders who are party to the shareholders' agreement must first be offered to Richard Barasch and Capital Z, including its affiliates. However, pledges and some other transfers by any party to the shareholders' agreement of less than 2% of Universal American's outstanding common stock at any one time, or 2.5% when aggregated with the other transfers by the shareholder and his, her or its permitted transferees of Universal American' s outstanding common stock, are permitted. In addition, the shareholders' agreement subjects the parties to tag-along and drag-along rights under some circumstances. "Tag-along rights" allow the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the shareholders' agreement. "Drag-along rights" permit a selling party to the shareholders' agreement to force the other parties to the shareholders' agreement to sell a proportion of the other holder's shares in a sale arranged by the selling shareholder.

         Under the terms of the shareholders' agreement, of the nine members of Universal American's board of directors, the shareholders are permitted to nominate directors as follows: Capital Z-four, Richard Barasch-two, AAM-one and Universal American-two. Because of Capital Z's majority stock ownership, Capital Z also effectively controls the election of the two directors that Universal American is entitled to nominate. Capital Z, Richard Barasch and AAM are each required to vote for the director(s) nominated by the others. The ability to nominate directors may be adjusted based upon the amount of common stock owned by each such shareholder. The ability of Richard Barasch to nominate directors is also affected by his continued employment with Universal American. In addition, the ability to nominated directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of the outstanding common stock of Universal American from Capital Z.

         Pursuant to the terms of the shareholders' agreement, Capital Z is entitled to representation on each of the audit committee and the compensation committee of the board of directors provided that it continues to hold at least 10% of the outstanding common stock of Universal American.

         Each party to the shareholders' agreement has agreed for two years following the closing not to vote his or its shares in favor of a merger where Universal American's shareholders would receive consideration other than in the form of shares of the surviving entity.

Change in Control

         On July 30, 1999, the Company sold 25,707,552 shares of Universal common stock to Capital Z for $80,978,790 ($3.15 per share). The sale was pursuant to a Share Purchase Agreement dated December 31, 1998, as amended by an Amendment dated July 27, 1999 ("UA Stock Purchase Agreement"). In addition, the Company issued 436,507 shares of Universal common stock to an affiliated of Capital Z in part payment of the affiliate's fee under the UA Stock Purchase Agreement. As a result, Capital Z and affiliates owned 60.7% of the outstanding common stock of the Company on July 30, 1999.

Director Compensation

            Directors who are not employees of the Company receive a fee of $500 for each meeting of the board or committee meeting attended, unless the committee meeting is held immediately prior to or after a board meeting. In that case, a non-employee director will receive a $250 fee for the committee meeting. In addition, directors are reimbursed for their travel and related expenses in connection with serving as board members.

            In 1998, each director was eligible to be granted options under the 1998 Incentive Compensation Plan. On May 28, 1998, each eligible director was granted options to purchase 4,500 shares of common stock at an exercise price of $2.62 for a total of 40,500 options granted. In addition, although the 1998 plan superceded all other incentive compensation plans, options previously granted under the Stock Option Plan for Directors, adopted in 1992, will remain outstanding in accordance with their terms. Under the directors' plan, options were granted on June 30th of each year to each eligible director in office at that time at the rate of 1,000 options for each year of service on the board since the last grant. Options under this plan are exercisable one year after grant.

Committees of the Board of Directors

            The board of directors has an audit committee, a transaction committee, a compensation committee and an executive committee. The audit committee is empowered to consult with the Company's independent auditors with respect to their audit plans and to review their audit report and the accompanying management letters. The transaction committee reviews and recommends to the board on certain capital transactions entertained by the Company. The compensation committee reviews and determines compensation, including incentive stock option grants, of officers of the Company. The executive committee has the authority to act between board meetings on behalf of the board, on all matters allowed by law.

            During the fiscal year ended December 31, 1998, there were seven meetings of the board of directors, three meetings of the audit committee and one meeting of the compensation committee. Each incumbent director attended more than 75% of the aggregate of the total number of meetings of the board of directors and of the meetings of each committee of which he was a member.

Listing of Directors

   The following table sets forth certain information concerning the directors of the Company, all of whom are nominees for election as such directors.

                               Position with the Company, Present Principal Occupation or
Name                   Age     Employment and the Past Five-Year Employment History
Richard A. Barasch      45     Director,  Chairman  of  the  Board  (since  December  1997),  President  and  Chief
                               Executive  Officer of the Company;  Director and President of American  Progressive;
                               and  Chairman  of the  Board  of  American  Pioneer,  WorldNet  and the  Penn  Union
                               Companies.  Mr.  Barasch has been a director  and  executive  officer of the Company since July 1988,  President since April 1991 and Chief Executive  Officer since June
                               15, 1995. He has held his  positions  with the  Company's  subsidiaries  since their acquisition or organization by the Company.

Bradley E. Cooper        33    Mr.  Cooper is a Partner and  co-founder  of Capital Z. Prior to joining  Capital Z,
                               Mr.  Cooper  served  in  similar  roles  at  Insurance  Partners,  L.P.  ("Insurance
                               Partners") and  International  Insurance  Investors,  L.P. Prior to the formation of
                               Insurance  Partners,  Mr.  Cooper was a Vice  President of  International  Insurance
                               Advisors,  Inc. and was an investment banker in the Financial  Institutions Group at
                               Salomon  Brothers,  Inc. Mr.  Cooper  currently  serves on the board of directors of
                               Superior National  Insurance Group,  Highlands  Insurance Group,  CERES Group, Inc.,
                               and American Capital Access Holdings.

Susan S. Fleming        29     Ms.  Fleming is a Principal  of Capital Z. Prior to joining  Capital Z, Ms.  Fleming served as Vice President of Insurance  Partners and was an investment  banker in the
                               Mergers and Acquisitions Financial Institutions Group at Morgan Stanley & Co.

Mark M. Harmeling       46     Director of the Company since July 1990 and director of American  Progressive  since
                               December  1992.  Mr.  Harmeling  has been  President  of Bay State  Realty  Advisors since  January  1994  and  previously  President  of  Intercontinental  Real  Estate
                               Corporation,  a real estate  management  and  development  company for more than the past five  years.  Mr.  Harmeling  is also a director  of the  following  companies:
                               Rochester  Shoetree  Corporation  (since  1988) and Applied  Extrusion  Technologies
                               (since 1987).

Bertram Harnett         74     Director of the Company and American Pioneer since June 1996 and had been a director of the Company previously (July 29, 1988 to February 9, 1989).  Mr.
                               Harnett is President of the law firm of Harnett Lesnick & Ripps P.A., Boca Raton, and its predecessors since 1988 and a practicing lawyer since 1948.  He is the author of treatises on insurance law and is a former Justice of New York State
                               Supreme Court.

Patrick J. McLaughlin   39     Director of the Company  since  January  1995;  Mr.  McLaughlin  has been a
                               Managing  Director  of  Emerald  Capital  Group,   Ltd.,  an  asset  management  and
                               consulting firm  specializing  in the insurance  industry,  since April 1993.  Prior to that he was an Executive  Vice  President  and Chief  Investment  Officer of Life
                               Partners  Group,  Inc.  (April 1990 to April 1993),  Managing  Director of Conning &
                               Company  (August 1989 to April 1990) and Senior Vice President and Chief  Investment
                               Officer of ICH Corporation (March 1987 to August 1989).

Robert A. Spass         43     Mr. Spass is a Partner and  co-founder  of Capital Z. Prior to  co-founding  Capital
                               Z, Mr. Spass was the Managing  Partner and co-founder of Insurance  Partners.  Prior to the  formation  of  Insurance  Partners,  Mr.  Spass  was  President  and  CEO of
                               International  Insurance  Advisors Inc.  Prior to that,  Mr. Spass was a Director of
                               Investment  Banking at Salomon  Brothers and a Senior  Manager for Peat Marwick Main
                               & Co. Mr.  Spass serves on the board of  directors  of  Highlands  Insurance  Group,
                               Superior National Insurance Group, CERES Group, Inc and MMI Companies.

Richard Veed            47     Director of the Company since April 25, 1997;  Mr. Veed has been a Managing  Partner of AAM  Investment  Banking  Group,  Ltd.  since October 1993.  Prior to that he was
                               President  of  Guaranty  Reassurance  Corp.  from  September  1992 to May 1993 and a
                               Partner at Arthur  Anderson & Co.  from 1987 to August  1992.  He is also a director of HomeVest Financial Group, Inc.

Robert F. Wright        73     Director of the Company since June 1998;  Mr. Wright has been  President of
                               Robert F.  Wright  Associates,  Inc.  since  1988.  Prior to that Mr.  Wright  was a partner of the public  accounting  firm of Arthur  Anderson & Co. from 1960 to 1988.
                               Mr. Wright is director of Hanover  Direct,  Inc.,  Reliance  Standard Life Insurance
                               Company  and its  affiliates,  Williams  Real  Estate  Co.,  Inc.  and Norwab  North
                               American Ltd. He is also an advisory director of Quandrant Management, Inc.

         All of the Company's officers and directors are elected annually for one-year terms. All officers and directors hold office until their successors are duly elected and qualified.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                              AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation as of December 31, 1998

            The compensation committee of the board of directors reviews and approves the compensation of the Company's executive officers (including the named executive officers listed in the management section below). The committee is made up of four independent, non-employee members of the board. The objective of the Company's compensation program is to provide a total compensation package that will enable the Company to:

 -attract, motivate and retain outstanding individuals;
 -align the financial  interests of those  individuals with the interests of the
  Company's  shareholders;
 -reward those  individuals  for increasing  levels of profit  and  shareholder value; and
 -encourage management's stake in the long-term performance and success of the Company

            In order to achieve these goals, the committee establishes a competitive and appropriate total compensation package for each executive officer, consisting primarily of four components-base salary, annual bonus, stock options and restricted stock awards. The committee conducts an annual review of compensation relative to other life insurance companies and companies of similar size in the financial industry.

     Base Salaries

            The committee establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. Other factors considered in determining base salary include the responsibilities of the executive officer, experience, length of service and individual performance. During fiscal year 1998, base salaries of the executive officer group increased an average of 9.8%. The committee believes that the base salaries of the current executive officers are within or below the competitive market range of comparable companies.

     Cash Bonuses

            The committee awards cash bonuses to the executive officers. The criteria used to determine cash bonus levels include operating profits, new business production and expenses relative to pre-determined budgets. The executive officer group's fiscal year 1998 cash bonus was 13.9% of the group's annual base salary.

     Stock Options and Restricted Stock

            An important component of the Company's executive compensation program is the award of stock options and restricted stock. Restricted stock is stock in Universal American which the executive officer must hold for a period of time before it can be sold. The committee believes that stock options and restricted stock motivate the executive officers to remain focused on the overall long-term performance of the Company. Generally the award of a stock option creates no financial benefit to the executive unless there is appreciation in the price of the Company's stock after the award date. The financial benefit of an award of restricted stock can not be realized by the executive officer until the restriction can be lifted from the stock, generally a minimum of two years. The total number of restricted stock and stock options awarded to the executive officer group during fiscal year 1998 amounted to 51,000 and 423,000, or 0.7% and 5.6% of the average outstanding shares of the Company during 1998.

                                                     The Compensation Committee
                                                     Mark M. Harmeling, Chairman
                                                     Walter L. Harris (1)
                                                     Richard A. Veed
                                                     Robert F. Wright

(1)       Mr. Harris resigned as a director, effective July 29, 1999

Performance Graph

            The Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for the five year period between December 31, 1993 to December 31, 1998, with the cumulative total returns of The Nasdaq Stock Market ("NSM") and the Nasdaq Insurance Stocks ("NIS"). The comparison for each period assumes that $100 was invested on December 31, 1993 in each of the Company's Common Stock, the stocks included in The Nasdaq Stock Market Total Return Index and the stocks included in the Nasdaq Insurance Stocks Total Return Index.

         Year Ended                 UHCO              NSM              NIS
         --------------------       ----             -----            ------
         December 31, 1993         100.00           100.00            100.00
         December 31, 1994          77.78            97.75             94.13
         December 31, 1995          74.07           138.26            133.71
         December 31, 1996          62.96           170.01            152.42
         December 31, 1997          83.35           208.58            223.58
         December 31, 1998          77.78           293.21            198.78

Management

            The following table shows the total compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and the three most highly compensated executive officers of the Company and its subsidiaries for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996:

                           Summary Compensation Table

                                        Annual Compensation           Long-Term Compensation
                                      -----------------------------------------------------------------
Name, Age and Principal                                         Restricted     Stock       All Other
Position                        Year      Salary      Bonus     Stock $ (1)   Options   Compensation(2)
------------------------        ----      ------      -----     -----------   -------   ---------------
Richard A. Barasch (45)         1998   $  375,000   $ 60,000     $ 60,000     168,000       $ 3,200
Chairman & Chief Executive      1997      325,555     30,000       27,500      25,000         2,375
Officer                         1996      312,000      5,000       14,000      40,000         2,350

Gary W. Bryant (49)             1998      225,000     27,000       27,500     115,000         3,200
Senior Vice President of the    1997      212,000     25,000       22,000      20,000         2,120
Company and President of        1996      203,000      3,000        7,000      30,000         2,030
American Pioneer

William E. Wehner (55)          1998      165,000     20,000       20,000      70,000         3,200
Exec. Vice President &          1997      155,000     15,000       13,750      15,000         1,550
Chief Operating Officer,        1996      140,000      3,000        7,000      30,000         1,400
of American Progressive

Robert A. Waegelein (38)        1998      150,000     20,000       20,000      70,000         1,410
Sr. Vice President &            1997      141,000     15,000       13,750      15,000         1,410
Chief Financial Officer         1996      135,500      3,000        7,000      30,000         1,355

------------------

(1) The executive officers were awarded shares of restricted stock of the Company on various dates. These shares are shown at the fair market value of the Company's common stock on the date of the award.

(2) The amounts in this column represent the value of common stock of the Company contributed by the Company under the 401(k) plan to match contributions to the plan on behalf of the executive office


Option Grants in Last Fiscal Year

         The following table sets forth information about options to purchase common stock granted to the executive officers named in the summary compensation table during 1998:

                            Number of      Percent of
                            Securities       Total
                            Underlying      Options
                             Options      Granted to      Exercise of
                             Granted       Employees       Base Price
Name                           (#)          in 1998        ($/Share)                  Expiration Dates
-------------------------------------------------------------------------------------------------------------------
Richard A. Barasch           168,000        18.36%       2.25 - 2.625          May 28, 2008; December 8, 2008
Gary W. Bryant               115,000        12.57%       2.25 - 2.625          May 28, 2008; December 8, 2008
William E. Wehner             70,000         7.65%       2.25 - 2.625          May 28, 2008; December 8, 2008
Robert A. Waegelein           70,000         7.65%       2.25 - 2.625          May 28, 2008; December 8, 2008


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth information about options to purchase common stock exercised by the executive officers named in the summary compensation table and the number and value of options each of those officers held on December 31, 1998:

                                                        Number of Securities          Value of Unexercised
                                                       Underlying Unexercised        In-The-Money Options at
                          Shares                   Options at Fiscal Year-End (#)    Fiscal Year-End( $)(2)
                        Acquired on    Value       ----------------------------   ----------------------------
Name                     Exercise    Realized ($)   Exercisable   Unexercisable    Exercisable   Unexercisable
-------------------     ---------   ------------    -----------   -------------    -----------   -------------
Richard A. Barasch         50,000     39,750 (1)        92,500        180,500         19,900         10,090
Gary W. Bryant             50,000     46,750 (1)        65,000        125,000         22,500         13,365
William E. Wehner          20,000     18,700 (1)        62,500         77,500         22,500          7,650
Robert A. Waegelein        20,000     18,700 (1)        62,500         77,500         22,500          7,650
--------------------

(1) Based on a closing price of $2.375 for the Company's common stock on the exercise date, July 16, 1998.
(2) Calculated using the market price on December 31, 1998 of $2.625 per share and exercise prices ranging between $2.00 and $3.33 for exercisable options and ranging between $2.25 and $3.03 for unexercisable options.

Incentive Stock Option Plan.

         The Incentive Stock Option Plan (the "Option Plan"), which was approved by the shareholders in April 1983 and amended in May 1987, June 1989, June 1994 and June 1995, covers 1,000,000 shares of Common Stock and is intended to provide an additional means of providing incentive to executives and other "key salaried employees" of the Company (which is defined under section 422A of the Internal Revenue Code as employees of the Company and its subsidiaries).

         Within the limits of the Option Plan, the Company's board of directors, in its discretion, determines the participants under the Option Plan, the number of options to be granted under the Option Plan and the purchase price and terms of each option. The price for the shares covered by each option is required to be not less than 100% of the fair market value at the date of grant. Options expire five years from the date of grant or termination and become exercisable in installments as determined by the board of directors commencing one year after date of grant.

         During  the year ended  December  31,  1998,  520,500  Incentive  Stock
Options were granted at exercise prices ranging between $2.25 and $2.62. Incentive Stock Options to purchase 13,000 shares of Common Stock at exercise prices ranging between $1.25 and $2.00 were canceled or expired. Incentive Stock Options to purchase 165,000 shares of common stock were exercised at prices ranging between $1.44 - $1.58. As of August 31, 1999, Incentive Stock Options to purchase 540,750 shares were exercisable, none of which have since been exercised.

Other Compensation

          Pursuant to the UA Stock Purchase Agreement, the Company sold common stock at $3.15 to certain members of management of the Company. The Company agreed to assist members of management in the purchase of this stock on the following basis:

1. For those whose purchase of shares exceeded $10,000, the Company agreed to lend the employee an amount equal to the lesser of (i) the excess of the total purchase price over $10,000 and (ii) 50% of the total purchase price on the terms set forth below ("the Loan") to a maximum of $100,000.

2. The terms of the Loan are as follows:

a. The principal of the Loan will be due and payable four years from the date of the Closing of the Capital Z issuance (the "Closing"), subject to acceleration or cancellation, as set forth below.

b. The Loan will carry interest at the prime rate published by the Chase Manhattan Bank as its "prime rate," in effect from time to time. Interest shall be payable annually, in arrears.

c. If the employee voluntarily terminates employment by Universal or its subsidiaries prior to the due date of the Loan or fails to pay interest when due, the Loan shall become immediately due and payable.

d. The Loan shall be prepayable, in whole or in part, at any time and from time to time, without penalty, with payment of the interest accrued on the amount prepaid.

e. The Loan shall be secured by a pledge of all of the Universal Stock purchased by the employee (the "Pledged Stock"), on the following terms.

                   i. A portion  of the  Universal  stock will be subject to the pledge, regardless of whether it is paid for paid for with the proceeds of the Loan or out of other funds. Any distributions with respect to the shares pledged shall become part of the collateral.

                  ii. The pledge shall be perfected by the delivery to Universal of the certificates for all of the pledged stock, together with executed blank stock powers.

                  iii.In the event that the  principal  or  interest on the Loan is not paid when due, Universal may exercise all of the rights of a pledgee under the New York Uniform Commercial Code with respect to the pledged stock, in addition to all other rights it may have to obtain payment of the amount due to it.

                  iv. If, while the Pledged Stock is being held as security, the employee wishes to sell any of it, the certificate or certificates will be delivered in accordance with the employee's written instructions, against the prepayment of at least 125% of the portion of the outstanding balance of the Loan (and the interest on the amount so prepaid) which bears the same proportion to the total balance as the shares delivered bears to the total number of Pledged Shares.

f. If, while still employed by Universal or one of its subsidiaries and prior to the due date of the Loan, the closing price reported for the common stock of Universal on the NASDAQ National Market for each and every trading day during any period of 60 consecutive calendar days is at least twice the closing price on the trading day before the Closing (with appropriate adjustments for stock splits, stock dividends, and other capital changes), the unpaid principal balance of the Loan, as well as any interest accrued since the last interest payment date, will be canceled. The income resulting from any such cancellation will be treated as additional compensation paid to the employee

      Loans were made to 32 members of management totaling $957,664 including $78,750 to Richard A. Barasch, $87,500 to Gary W. Bryant, $50,000 to Robert A. Waegelein, and $126,000 to William E. Wehner.


Employment Agreements

Employment Agreement with Richard A. Barasch

         On July 30, 1999 Universal purchased from PennCorp Financial Group, Inc ("PFG") all of the outstanding shares of common stock of certain direct and indirect subsidiaries of PFG (the "Penn Union Transaction"). To finance part of the purchase price Capital Z purchased 25,707,552 shares of the Company's common stock on July 30, 1999 for approximately $80,978,790 (the "Capital Z Issuance"). As a condition of closing the Penn Union Transaction, an employment agreement was entered into with Richard A. Barasch (the "Employment Agreement"). The Employee Agreement provides that Mr. Barasch will continue to serve as the Chairman of the Board and Chief Executive Officer of Universal American for a period of three years from the closing of the transaction. The Employment Agreement also provides for an automatic one-year extension unless the Company or Mr. Barasch provides the other party six months' prior written notice before the expiration of the original three-year term.

         Under the Employment Agreement, Mr. Barasch is entitled to receive an annual base salary of $475,000 and any annual increases that may be determined in the sole discretion of the board (the "Salary"). In 1999, Mr. Barasch is entitled to receive an annual bonus equal to: (i) for the period prior to the closing of the Capital Z issuance, a pro rated bonus based on the Company's existing executive bonus plan plus (ii) the product of the Salary times a fraction, the numerator of which is the number of days from the closing of the Capital Z Issuance through the end of the fiscal year and the denominator of which is 365 and shall be based upon the achievement of goals established by the board in good faith consultation with Mr. Barasch. If goals are not established, the amount will be determined by reference to the Company's existing executive bonus plan. Commencing in the year 2000, and for each fiscal year during the remaining employment term under the Employment Agreement, Mr. Barasch will be eligible to earn a bonus based on criteria set by the compensation committee of the board giving him an opportunity to earn a maximum bonus of up to 200% of his salary.

         Mr. Barasch received an initial grant of stock options to purchase 600,000 shares under Universal American Financial Corp.'s 1998 Incentive Compensation Plan (the "1998 Incentive Plan") on the date of the closing of the Capital Z Issuance. The options were granted to Mr. Barasch at $3.15 and have a ten-year term. Options representing the right to purchase 400,000 shares vest ratably over a five-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved a compounded annual internal rate of return on its equity interest in the Company of 30% by dates set forth in the Employment Agreement. In the event that stock options are granted to Mr. Barasch at prices below the fair market value on the date of the grant, an expense will be recognized over the vesting period for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant. The Employment Agreement includes customary severance provisions.

Other Employment Agreements

         Simultaneously with the closing of the Penn Union Transaction, the Company entered into employment agreements with 3 of its senior executives. Under the terms of the agreements, the executives will serve the Company in a position consistent with their position prior to the agreement for a period of two years from the commencement date. The agreements allow for automatic one-year extensions unless the Company or Executive provides the other party six months prior written notice before the expiration of any employment term that the employment term shall not be extended.

         Each agreement provides that the executive will be paid an annual salary as determined by the agreement in regular installments in accordance with the Company's usual payment practice. Annual increases shall be determined at the discretion of the board of directors. In addition, the executive will also receive an annual bonus based on the achievement of goals established by the board. If goals are not established, the amount will be established by reference to the Company's existing executive bonus plan. The bonus shall be paid (i) 50% in cash and (ii) 50% in Company common stock based on the market value of the shares on the date of issuance. Market value means the 20-day average of the closing price of the shares on NASDAQ, or, if the shares are not then traded on NASDAQ, on such other national stock exchange on which the shares are principally traded.

         Each agreement also provides that the executive is entitled to a grant of initial stock options under the Company's 1998 Incentive Compensation Plan. The options were granted at $3.15 and have a ten-year term. Options vest ratably over a four-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved a compounded annual internal rate of return on its equity interest in the Company of 30% by dates set forth in the employment agreement. In the event that stock options are granted at prices below the fair market value on the date of the grant, an expense will be recognized over the vesting period for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant. The Employment Agreement includes customary severance provisions.

Salaries and stock options granted under these employment agreements are summarized as follows:

                                     Number of Securities
                                    Securities Underlying   Exercise of
                            1999       Options Granted       Base Price      Expiration
Name                       Salary            (#)             ($/Share)          Date
------------------------------------------------------------------------------------------
Gary W. Bryant            $250,000        262,500              3.15         August 1, 2009
William E. Wehner         $175,000        187,500              3.15         August 1, 2009
Robert A. Waegelein       $200,000        225,000              3.15         August 1, 2009

         Under the agreements the executives will be entitled to benefits under the Company's employee benefit plan on the same basis as those benefits are made available to other senior executives of the Company. All reasonable business expenses will be reimbursed to the executives in accordance with Company policies.

         In addition, the agreements outline the executive's and Company's obligations under the various scenarios of early termination of the agreement. The agreements also contain a non-compete clause covering the period of employment and the twelve months following termination of employment.

401(k) Plan

         The executives named in the Summary Compensation Table, as well as substantially all full-time employees of the Company and its subsidiaries, are eligible to participate in the Universal American Financial Corp. 401(k) Savings Plan ("Savings Plan"). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. The employee is entitled to participate in the Savings Plan by contributing through payroll deductions up to 20% of the employee's compensation. The Company may match the employee's contribution up to 50% of the first 4% of the employee's compensation which contribution will be made with Company common stock.

Certain Relationships and Related Transactions

         The Company and Wand Partners, Inc. entered into a financial advisory agreement, under which the Wand affiliate is to render advisory services to the Company. Wand Partners will be paid a fee of $100,000 per year for its services as long as Wand owns 500,000 shares of common stock, or common stock equivalent. The fee will be reduced by any directors' fees paid to the director designated by Wand. The agreement expires December 31, 1999.

         The Company paid $50,000 in fees to AAM Capital Partners, Inc., an affiliate of AAM, for its structuring of the Series D Preferred Stock offering.

         Bertram Harnett, a director of the Company, is a shareholder in Harnett, Lesnick & Ripps P.A., which was paid $317,864 in 1998 for its legal services to, as well as reimbursement for disbursements made, on behalf of the Company.

         Robert F. Wright, a director of the Company, is the sole shareholder and president of Robert F. Wright Associates, Inc., which has a consulting arrangement with the Company. Through this consulting arrangement, Mr. Wright was paid $50,486 in connection with his services as Chairman of the Audit Committee, as well as reimbursement for disbursements made on behalf of the Company.

                             ADDITIONAL INFORMATION

         The board of directors does not intend to present to the meeting any matters not referred to in the form of Proxy. If any proposal not set forth in the Proxy Statement would be presented for action at the meeting, it is intended that the shares represented by proxies will vote with respect to such matters in accordance with the judgment of the persons voting them.

         The Company's independent auditors for the fiscal year ended December 31, 1998 were Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         The Company must receive stockholder proposals with respect to the Company's next Annual Meeting of Stockholders no later than February 1, 2000 to be considered for inclusion in the Company's next Proxy Statement.

         The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may engage (without additional compensation) in the solicitation of proxies personally, by telephone or telegram.

         A copy of the Annual Report has been mailed to every stockholder as of the Record Date. The Annual Report is not to be considered proxy-soliciting material.


                                             By order of the board of directors




                                            JOAN M. FERRARONE
                                            Secretary

Dated:   October 26, 1999
         Rye Brook, New York